As filed with the Securities and Exchange Commission on June 25, 2025

Registration No. 333-194293

Registration No. 333-203292

Registration No. 333-231965

Registration No. 333-236026

Registration No. 333-251853

Registration No. 333-271847

Registration No. 333-276287

Registration No. 333-278581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-194293

POST-EFFECTIVE AMENDMENT NO. 6 TO REGISTRATION STATEMENT NO. 333-203292

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-231965

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-236026

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-251853

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-271847

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-276287

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-278581

UNDER THE SECURITIES ACT OF 1933

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-4738379
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4224 Campus Point Court, Suite 210

San Diego, CA 92121

858-202-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jaime Huertas

Secretary

Regulus Therapeutics Inc.

4224 Campus Point Court, Suite 210

San Diego, CA 92121

(858) 202-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine J. Dargan, Esq.

Michael J. Riella, Esq.

Kerry S. Burke, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

+1 (202) 662-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following registration statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Regulus Therapeutics Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-194293, filed with the SEC on March 4, 2014, as amended April 14, 2014;

•	Registration Statement No. 333-203292, filed with the SEC on April 8, 2015, as amended on February 23, 2016, April 26, 2016 and April 29, 2016;

•	Registration Statement No. 333-231965, filed with the SEC on June 5, 2019;

•	Registration Statement No. 333-236026, filed with the SEC on January 23, 2020;

•	Registration Statement No. 333-251853, filed with the SEC on December 31, 2020;

•	Registration Statement No. 333-271847, filed with the SEC on May 11, 2023;

•	Registration Statement No. 333-276287, filed with the SEC on December 27, 2023; and

•	Registration Statement No. 333-278581, filed with the SEC on April 9, 2024.

The Registrant is filing this Post-Effective Amendment to the Registration Statements to deregister all securities that remain unsold under the Registration Statements.

On June 25, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of April 29, 2025 (the “Merger Agreement”), by and among the Registrant, Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), and Redwood Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby files this Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under each Registration Statement, if any, as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey on June 25, 2025.

Regulus Therapeutics Inc.

/s/ Jaime Huertas
Jaime Huertas
Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.